Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Fourth Quarter Highlights

•	Volume of 127.7 million pounds a 6% year-over-year increase;

•	A $7.3 million charge related to tax reform;

•	Net income decreased 30% to $5.4 million and diluted earnings per common share decreased 31% to $0.24;

•	Adjusted EBITDA increased 20% to $29.2 million year-over-year;

•	Adjusted diluted earnings per common share of $0.29 versus $0.46 in the prior year period; and

•	On November 1, 2017, acquired the Unimet Metal Supply, Inc. (“Alumet”) business.

Full Year Highlights

•	Volume of 507.3 million pounds, a decrease of 3% year-over-year;

•	A $7.3 million charge related to tax reform;

•	A $7.4 million recovery of insurance proceeds related to the prior year’s production outage;

•	Net income increased 58% to $50.9 million and diluted earnings per common share increased by 54% to $2.30;

•	Adjusted EBITDA increased 10% to $130.3 million;

•	Adjusted diluted earnings per common share of $2.45 versus $2.36 in the prior year; and

•	The Company is providing 2018 full-year guidance.

Schaumburg, IL., March 1, 2018 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter Operating Results
GBC volumes for the fourth quarter of 2017 increased 5.8% to 127.7 million pounds as compared to 120.7 million pounds in the fourth quarter of 2016. The increase in volumes includes 8.3 million pounds of incremental volume from the Alumet acquisition. Chase Brass grew volumes in the electronics / electrical components and the industrial machinery and equipment markets, and experienced a slight decrease in demand in the building and housing market. Olin Brass volumes decreased as strong coinage volumes were more than offset by the continued de-stocking in the munitions segment.
“We were in a challenging volume environment in 2017, and we finished the year stronger than anticipated. Chase Brass and Olin Brass improved profitability in the fourth quarter, and we are pleased with the progress on A.J. Oster’s integration of its Alumet acquisition. Overall, we are encouraged by the improvements in our businesses and will continue to drive profitable growth while achieving an appropriate return on our assets,” said John Wasz, GBC’s President and Chief Executive Officer.
Mr. Wasz concluded, “In 2018, we will grow profitably, integrate Alumet, reduce costs, and price our products with full consideration for the cost and complexity required to produce them. We continue to strengthen our financial position and will capitalize on additional acquisition opportunities when appropriate.”

Net sales for the fourth quarter of 2017 increased to $411.5 million from $322.6 million in the fourth quarter of 2016. The increase in net sales was primarily attributable to an increase in the metal cost recovery component stemming from increased metal prices. Adjusted sales, our non-GAAP financial measure that reflects the value added premium over metal replacement cost recovery, increased by 7.4% to $136.6 million from $127.2 million in 2016, primarily due to increased selling prices. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the fourth quarter of 2017 was $5.4 million, or $0.24 per diluted share, compared to $7.7 million, or $0.35 per diluted share, for the same period of 2016. The decrease was due to an increase in tax expense as a result of tax reform enacted in December 2017, partially offset by favorable changes in gross profit and interest expense.
Adjusted EBITDA, our non-GAAP measure of profitability, was $29.2 million for the fourth quarter of 2017, an increase of 20.2% compared to 2016. The increase was primarily due to favorable selling prices, increased profitability at Olin Brass, and reduced compensation costs, mostly related to incentive compensation. A reconciliation of net income attributable to GBC to adjusted EBITDA is provided later in this press release.
Adjusted diluted earnings per common share, another non-GAAP measure, was $0.29 for the fourth quarter of 2017 compared to $0.46 in the prior year. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Full Year Operating Results
Full-year volumes decreased by 2.6% to 507.3 million pounds compared to 520.8 million pounds in 2016, and include 8.3 million pounds related to Alumet. Volumes decreased as a result of lower demand in the munitions market, partially offset by higher demand in the reroll market.
Net sales for the full year increased to $1.6 billion from $1.3 billion in 2016. The increase in net sales was primarily attributable to an increase in the metal cost recovery component stemming from increased metal prices and greater sales of unprocessed metals. On the other hand, adjusted sales decreased by 1.2% to $535.5 million from $542.2 million in 2016, due to the aforementioned lower munitions market volume. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the full year was $50.9 million, or $2.30 per diluted share, compared to $32.2 million, or $1.49 per diluted share, for 2016. The increase was mainly due to the combination of the following: a decrease in refinancing costs and interest expense, $7.4 million of income resulting from the recovery of insurance proceeds, the impact of the Olin Brass production outage on the prior year results, and an increase in the effective tax rate as a result of tax reform.
Adjusted EBITDA was $130.3 million for the full year, an increase of 10.0% as compared to 2016. The increase was the result of $7.4 million of income resulting from an insurance recovery and the absence of costs related to the Olin Brass 2016 production outage. Partially offsetting these increases in 2017 were unusual costs related to our transition to an HSA medical plan and decreased performance within A.J. Oster stemming from its ERP implementation. The negative effect of reduced volumes was partially offset by favorable customer pricing and reduced employee and related compensation costs, mostly related to incentive compensation. A reconciliation of net income attributable to GBC to adjusted EBITDA is provided later in this press release.
Adjusted diluted earnings per common share was $2.45 for the full year as compared to $2.36 in 2016, and increased for similar reasons as net income. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Cash Flow and Leverage
During the fourth quarter of 2017, we used $29.9 million of cash from the combination of operating and investing activities largely due to increased investments in working capital, the $40.0 million expended to acquire Alumet, and increased cash earnings. During the full year of 2017, we used $15.4 million of cash for the combination of operating and investing activities, driven by the Alumet acquisition and capital expenditures, partially offset by cash earnings.
We ended the year with cash of $59.0 million, $316.0 million outstanding under our term loan facility and $195.4 million available under our asset based revolving loan facility.
2018 Guidance
For the full-year 2018, GBC expects:

•	Shipment volumes to range from 570 million pounds to 610 million pounds; and

•	Adjusted EBITDA to range from $127 million to $137 million.
Due to the forward looking nature of adjusted EBITDA guidance, GBC is unable to reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measure. Management is unable to project certain reconciling items, in particular unrealized gains / losses on derivative contracts, LIFO liquidation gains / losses and lower of cost or market adjustments to inventory, for future periods due to market volatility.
Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Friday, March 2, 2018 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #6486116. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.
About Global Brass and Copper
Global Brass and Copper Holdings, Inc. is a leading, value-added converter, fabricator, processor, and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding, stamping, and coating to fabricate finished and semi-finished alloy products from processed scrap, virgin metals, and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube, painted and fabricated metal component products. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics / electrical components, industrial machinery and equipment, and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2017	2016	2017	2016
Net sales	$411.5	$322.6	$1,560.8	$1,338.5
Cost of sales	(365.9)	(284.0)	(1,376.8)	(1,156.9)
Gross profit	45.6	38.6	184.0	181.6
Selling, general and administrative expenses	(22.2)	(21.4)	(83.8)	(82.8)
Operating income	23.4	17.2	100.2	98.8
Interest expense, net	(4.0)	(4.7)	(17.6)	(26.2)
Loss on extinguishment of debt	—	—	(0.2)	(23.4)
Other income (expense), net	(0.3)	—	3.0	0.2
Income before provision for income taxes	19.1	12.5	85.4	49.4
Provision for income taxes	(13.5)	(4.6)	(33.9)	(16.6)
Net income	5.6	7.9	51.5	32.8
Net income attributable to noncontrolling interest	(0.2)	(0.2)	(0.6)	(0.6)
Net income attributable to Global Brass and Copper Holdings, Inc.	$5.4	$7.7	$50.9	$32.2

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.25	$0.36	$2.35	$1.50
Diluted	$0.24	$0.35	$2.30	$1.49
Weighted average common shares outstanding:
Basic	21.8	21.4	21.7	21.4
Diluted	22.1	21.9	22.1	21.6

Supplemental Non-GAAP Reconciliation
Net sales	$411.5	$322.6	$1,560.8	$1,338.5
Metal component of net sales	(274.9)	(195.4)	(1,025.3)	(796.3)
Adjusted sales	$136.6	$127.2	$535.5	$542.2

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.24	$0.35	$2.30	$1.49
Unrealized (gain) loss on derivative contracts	(0.02)	(0.04)	0.03	(0.15)
Refinancing costs	—	—	0.04	1.08
Specified legal / professional expenses	0.04	0.01	0.06	0.06
Lower of cost or market adjustment to inventory	(0.13)	0.02	(0.16)	(0.08)
LIFO liquidation loss (gain)	0.04	0.09	0.04	0.09
Share-based compensation expense	0.09	0.09	0.37	0.32
Restructuring and other business transformation charges	0.02	—	0.02	—
Step-up costs from acquisition accounting	0.01	—	0.01	—
Tax impact on above adjustments (a)	—	(0.06)	(0.26)	(0.45)
Adjusted diluted earnings per common share	$0.29	$0.46	$2.45	$2.36

(a) Calculated based on our estimated tax rate.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2017	2016	2017	2016
Net income attributable to Global Brass and Copper Holdings, Inc.	$5.4	$7.7	$50.9	$32.2
Interest expense, net	4.0	4.7	17.6	26.2
Provision for income taxes	13.5	4.6	33.9	16.6
Depreciation expense	5.0	3.8	18.5	14.8
Amortization expense	—	—	0.1	0.1
Unrealized (gain) loss on derivative contracts	(0.3)	(0.9)	0.8	(3.1)
LIFO liquidation loss (gain)	1.0	1.9	1.0	1.9
Refinancing costs	—	—	0.9	23.4
Specified legal / professional expenses (a)	0.8	0.1	1.3	1.2
Lower of cost or market adjustment to inventory	(2.8)	0.4	(3.6)	(1.7)
Share-based compensation expense	1.9	2.0	8.2	6.9
Restructuring and other business transformation charges (b)	0.4	—	0.4	—
Step-up costs from acquisition accounting	0.3	—	0.3	—
Adjusted EBITDA	$29.2	$24.3	$130.3	$118.5

(a)
Represents selected professional fees for accounting, tax, legal and consulting services for merger and acquisition activity or incurred as a public company that exceed our expected long-term requirements.

(b)	Restructuring and other business transformation charges in 2017 represent severance charges at Olin Brass.

Segment Results of Operations

	Three Months Ended December 31,		Change 2017 vs. 2016
(in millions)	2017	2016	Amount	Percent
Pounds shipped (a)
Olin Brass	58.7	61.7	(3.0)	(4.9)%
Chase Brass	51.5	50.9	0.6	1.2%
A.J. Oster	25.8	17.9	7.9	44.1%
Corporate and other (b)	(8.3)	(9.8)	1.5	15.3%
Total	127.7	120.7	7.0	5.8%
Net sales
Olin Brass	$180.9	$153.1	$27.8	18.2%
Chase Brass	151.0	120.4	30.6	25.4%
A.J. Oster	97.0	70.2	26.8	38.2%
Corporate and other (b)	(17.4)	(21.1)	3.7	17.5%
Total	$411.5	$322.6	$88.9	27.6%
Adjusted EBITDA
Olin Brass	$12.3	$10.1	$2.2	21.8%
Chase Brass	16.6	14.6	2.0	13.7%
A.J. Oster	4.4	4.0	0.4	10.0%
Total adjusted EBITDA of operating segments	33.3	28.7	4.6	16.0%
Corporate and other	(4.1)	(4.4)	0.3	(6.8)%
Total consolidated adjusted EBITDA	$29.2	$24.3	$4.9	20.2%

	Year Ended December 31,		Change 2017 vs. 2016
(in millions)	2017	2016	Amount	Percent
Pounds shipped (a)
Olin Brass	245.5	260.5	(15.0)	(5.8)%
Chase Brass	218.5	222.7	(4.2)	(1.9)%
A.J. Oster	81.0	75.6	5.4	7.1%
Corporate and other (b)	(37.7)	(38.0)	0.3	0.8%
Total	507.3	520.8	(13.5)	(2.6)%
Net sales
Olin Brass	$725.5	$629.6	$95.9	15.2%
Chase Brass	590.9	502.7	88.2	17.5%
A.J. Oster	323.6	282.7	40.9	14.5%
Corporate and other (b)	(79.2)	(76.5)	(2.7)	(3.5)%
Total	$1,560.8	$1,338.5	$222.3	16.6%
Adjusted EBITDA
Olin Brass	$51.0	$49.8	$1.2	2.4%
Chase Brass	73.2	68.0	5.2	7.6%
A.J. Oster	14.8	18.4	(3.6)	(19.6)%
Total adjusted EBITDA of operating segments	139.0	136.2	2.8	2.1%
Corporate and other (c)	(8.7)	(17.7)	9.0	(50.8)%
Total consolidated adjusted EBITDA	$130.3	$118.5	$11.8	10.0%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.
(c) Includes a $7.4 million recovery of insurance proceeds in 2017 relating to a production outage in 2016.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$59.0	$88.2
Accounts receivable (net of allowance of $1.0 and $0.5, respectively)	197.9	134.0
Inventories	208.1	163.7
Prepaid expenses and other current assets	33.3	18.3
Income tax receivable	3.6	5.4
Total current assets	501.9	409.6
Property, plant and equipment, net	142.9	130.4
Goodwill	4.5	4.4
Intangible assets, net	2.0	0.4
Deferred income taxes	16.1	34.1
Other noncurrent assets	6.5	3.7
Total assets	$673.9	$582.6
Liabilities and equity
Current liabilities:
Current portion of debt	$5.0	$4.5
Accounts payable	117.1	88.9
Accrued liabilities	57.9	45.0
Accrued interest	0.2	0.2
Income tax payable	0.5	1.3
Total current liabilities	180.7	139.9
Noncurrent portion of debt	309.0	311.5
Other noncurrent liabilities	37.1	36.0
Total liabilities	526.8	487.4
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 22,133,764 and 21,712,216 shares issued, respectively	0.2	0.2
Additional paid-in capital	54.5	45.0
Retained earnings	97.1	51.2
Treasury stock - 226,576 and 79,149 shares, respectively	(6.6)	(1.5)
Accumulated other comprehensive loss	(2.9)	(4.1)
Total Global Brass and Copper Holdings, Inc. stockholders’ equity	142.3	90.8
Noncontrolling interest	4.8	4.4
Total equity	147.1	95.2
Total liabilities and equity	$673.9	$582.6

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(in millions)	2017	2016
Cash flows from operating activities
Net income	$51.5	$32.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Lower of cost or market adjustment to inventory	(3.6)	(1.7)
Unrealized (gain) loss on derivatives	0.8	(3.1)
Depreciation	18.5	14.8
Amortization of intangible assets	0.1	0.1
Amortization of debt discount and issuance costs	1.3	2.0
Loss on extinguishment of debt	0.2	23.4
Uncertain tax positions	2.1	—
Share-based compensation expense	8.2	6.9
Provision for bad debts, net of reductions	0.1	(0.3)
Deferred income taxes	18.0	4.6
Loss on disposal of property, plant and equipment	—	0.1
Change in assets and liabilities, net of effects of business acquisition:
Accounts receivable	(49.8)	(15.0)
Inventories	(9.7)	13.0
Prepaid expenses and other current assets	(15.0)	2.8
Accounts payable	18.9	18.5
Accrued liabilities	7.7	0.7
Accrued interest	—	(2.8)
Income taxes, net	0.9	(1.2)
Other, net	(1.0)	0.4
Net cash provided by (used in) operating activities	49.2	96.0
Cash flows from investing activities
Capital expenditures	(24.7)	(34.4)
Business acquisition	(40.0)	—
Proceeds from sale of property, plant and equipment	0.1	0.1
Net cash used in investing activities	(64.6)	(34.3)
Cash flows from financing activities
Borrowings on ABL Facility	0.8	1.2
Payments on ABL Facility	(0.8)	(1.2)
Retirement of Senior Secured Notes	—	(345.3)
Premium payment on extinguishment of debt	—	(17.0)
Payments of debt issuance costs	(0.2)	(5.4)
Proceeds from term loan, net of discount	8.7	316.8
Payments on term loan	(11.9)	(0.8)
Principal payments under capital lease obligation	(1.3)	(1.1)
Dividends paid	(4.4)	(3.2)
Distribution to noncontrolling interest owner	(0.4)	(0.2)
Proceeds from exercise of stock options	0.8	0.5
Share repurchases	(5.1)	(0.8)
Net cash used in financing activities	(13.8)	(56.5)
Effect of foreign currency exchange rates	—	(0.5)
Net increase (decrease) in cash	(29.2)	4.7
Cash and cash equivalents at beginning of period	88.2	83.5
Cash and cash equivalents at end of period	$59.0	$88.2
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$5.0	$4.1

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	impact associated with lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	refinancing costs;

•	restructuring and other business transformation charges;

•	inventory step-up costs related to acquisition accounting;

•	specified legal and professional expenses; and

•	certain other items.
We believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker to evaluate the segment performance in a way that we believe reflects our core operating performance, and in turn, incentivizes members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP. We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.
Adjusted diluted earnings per common share
Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA.

We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent, and more easily understood, and thus is more useful to and is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is a key metric used to evaluate our performance, and in turn, incentivize members of management and certain employees.
Adjusted sales
Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. Adjusted sales is defined as net sales less the metal cost recovery component of products sold. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results because it provides a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “projects,” “may,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, the Company, through its senior management, from time to time makes or may make forward-looking public statements concerning its expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, the Company’s actual results may differ materially from those that it expected. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect the Company’s actual results. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the impact of our indebtedness; the effect of our ability to borrow money; our ability to implement our business strategies, including acquisition activities; our ability to continue implementing our balanced book approach to substantially reduce the impact of fluctuations in metal prices on our earnings and operating margins; shrinkage from processing operations and metal price fluctuations, particularly copper; the condition of various markets in which our customers operate, including the housing and commercial construction industries; our ability to maintain business relationships with our customers on favorable terms; the impact of a loss in customer volume or demand or a shift by customers of their manufacturing or sourcing offshore; our ability to compete effectively with existing and new competitors; the effects of industry consolidation or competition in our business lines; operational factors affecting the ongoing commercial operations of our facilities, including technology failures, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs or unanticipated changes in energy costs; supply, demand, prices and other market conditions for our products; our ability to accommodate increases in production to meet demand for our products; government regulations relating to our products and services, including proposed EPA regulations regarding the registration and marketing of bactericidal copper products; our ability to maintain effective internal control over financial reporting; our ability to realize the planned cost savings and efficiency gains as part of our various initiatives; workplace safety issues; our ability to retain key employees; adverse developments in our relationship with our employees or the future terms of our collective bargaining agreements; rising employee medical costs; our ability to maintain the confidentiality of our proprietary information, to protect the validity, enforceability or scope of our intellectual property rights and manage litigation regarding our intellectual property rights; fluctuations in interest rates; and restrictive covenants in our indebtedness that may adversely affect our operational flexibility.

More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.

In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.